                                                                    Exhibit 2(a)


                            ASSET PURCHASE AGREEMENT




                                  by and among




                           SPINNAKER INDUSTRIES, INC.,




                            SPINNAKER COATING, INC.,




                          SPINNAKER COATING-MAINE, INC.




                                       and

                               SP ACQUISITION, LLC




                          Dated as of January 18, 2002

                                TABLE OF CONTENTS

                                                                         Page

1.       Definitions.......................................................1

2.       Purchase and Sale.................................................8

3.       Purchase Price and Working Capital Adjustment....................11

4.       Liabilities and Obligations......................................14

5.       Obtaining of Procedures and Sale Order; Closing..................16

6.       Deliveries at Closing............................................16

7.       Representations and Warranties of Sellers........................17

8.       Representations and Warranties of Buyer..........................23

9.       Additional Agreement of the Parties..............................23

10.      Conditions to Buyer's Obligation to Effect Closing...............26

11.      Conditions to Sellers' Obligation to Effect Closing..............27

12.      Termination; Effect of Termination...............................28

13.      Employees........................................................30

14.      Survival of Representations and Warranties; Indemnification......30

15.      Jurisdiction.....................................................32

16.      Miscellaneous....................................................33

                             SCHEDULES AND EXHIBITS

Exhibits

A Motion of Debtors for Order Pursuant to Sections 105, 363, 365 and 1146 of the Bankruptcy Code
B        Escrow Agreement
C        Post-Closing Escrow Agreement

Schedules

1(f)         Transamerica Encumbrances
2(a)(i)      Permitted Encumbrances
2(a)(xviii)  Description of Other Acquired Assets
3(c)         Allocation of Purchase Price
3(d)(i)      Target Statement of Net Working Capital

4(b)(ii)     Assumed Prepetition Liabilities Related to Customer Claims and
             Rebates, Taxes and Employee Benefits to the Extent Approved by the
             Court and Not Satisfied Before Closing
4(b)(iv)     Additional Pre-Petition Liabilities
7(b)         Conflicts/Consents:  Sellers
7(d)         Executory Contracts; Assigned Contracts
7(e)(i)      Audited Financials
7(e)(ii)     Current Balance Sheet
7(f)         Equipment
7(h)         Intellectual Property
7(i)         Compliance with Laws
7(k)         Permits
7(l)         Environmental Matters
7(m)         Employee Matters
7(n)         Absence of Certain Changes
7(o)         Liabilities
7(p)         Insurance
7(q)         Taxes
7(t)         Warranty Obligations, Pricing and Other Accommodations
7(u)         Real Property
7(v)         Litigation
8(b)         Conflicts/Consents: Buyer

                            ASSET PURCHASE AGREEMENT

                  AGREEMENT, dated as of January 18, 2002, by and among SPINNAKER INDUSTRIES, INC., a Delaware corporation ("SII"), SPINNAKER COATING, INC., a Delaware corporation and wholly-owned subsidiary of SII ("SCI"), SPINNAKER COATING-MAINE, INC., a Delaware corporation and wholly-owned subsidiary of SCI ("SCMI") (SII, SCI and SCMI are sometimes individually referred to herein as "Seller" and collectively as "Sellers"), and SP ACQUISITION, LLC, a Delaware limited liability company (and, except as otherwise provided herein, any assignee to whom Buyer's rights and obligations are transferred pursuant to Section 16(i), "Buyer").

                              W I T N E S S E T H:

                  WHEREAS, SCI is engaged in the business of manufacturing and selling pressure sensitive adhesive roll and sheet products (as conducted by SCI, the "Business");

                  WHEREAS, on November 13, 2001, each Seller (along with Entoleter Inc., a wholly-owned subsidiary of SII) filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (as defined below) with the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court") (collectively, the "Petition"), which petitions were procedurally consolidated for joint administration pursuant to order of the Bankruptcy Court dated November 14, 2001, commencing a case titled In re SPINNAKER INDUSTRIES, INC., et. al., Case No. 01-38066; and

                  WHEREAS, Sellers desire to sell to Buyer substantially all of the assets used in the Business and to assign to Buyer certain executory contracts and unexpired leases relating to the Business, and Buyer desires to purchase from Sellers such assets and assume such contracts and unexpired leases (as hereinafter defined) upon the terms and subject to the conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

1.       DEFINITIONS

                  For all purposes of this Agreement, except as otherwise expressly provided herein,

                  (a) the terms defined in this Section 1 include the plural as well as the singular,

                  (b) all accounting terms not otherwise defined herein have the meanings assigned to them under GAAP (as defined below),

                  (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

                  (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Paragraph or other subdivision, and

                  (e) the words "include," "including" and other words of similar import mean "include, without limitation" or "including, without limitation," regardless of whether any reference to "without limitation" or words of similar import is made.

                  (f) As used in this Agreement, the following definitions shall apply:

                  "Accountant" shall have the meaning assigned to that term in
Section 3(d)(ii).

                  "Accounts Receivable" has the meaning assigned to that term in
Section 2(a)(i).

                  "Acquired Assets" has the meaning assigned to that term in
Section 2(a).

                  "Action" has the meaning assigned to that term in Section
14(e).

                  "Agreement" means this Asset Purchase Agreement, including all exhibits and schedules hereto, as the same may be amended or supplemented from time to time in accordance with its terms.

                  "Alternative Transaction" has the meaning assigned to that term in Section 12(b).

                  "Assigned Contracts" means those Contracts which Buyer desires to assume and to have Sellers assign to it which are designated as "Assigned Contracts" on SCHEDULE 7(d) (or identified in a separate schedule provided by Buyer to Sellers at least 1 Business Day prior to the Due Diligence Termination Date as Contracts to be included as Assigned Contracts). Assigned Contracts shall not include Contracts identified in a separate schedule provided by Buyer to Sellers at least 7 days before the Auction Date as Contracts to be excluded from the Assigned Contracts list in SCHEDULE 7(d) notwithstanding their initial inclusion.

                  "Assumed Obligations" has the meaning assigned to that term in
Section 4(b).

                  "Auction" shall mean an auction under Section 363 of the Bankruptcy Code scheduled by the Bankruptcy Court pursuant to the Procedures Order.

                  "Auction Date" shall mean the date of the Auction scheduled pursuant to the Procedures Order.

                  "Audited Financials" has the meaning assigned to that term in
Section 7(e).

                  "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. section 101 et seq., commonly known as the Bankruptcy Code, as it may be amended from time to time.

                  "Bankruptcy Court" has the meaning assigned to that term in the preamble to this Agreement.

                  "Business" has the meaning assigned to that term in the preamble to this Agreement.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which the Bankruptcy Court is closed.

                  "Buyer Financing" has the meaning assigned to that term in
Section 4(c).

                  "Closing" means the closing of the purchase and sale of the Acquired Assets pursuant to this Agreement.

                  "Closing Balance Sheet" has the meaning assigned to that term in Section 3(d).

                  "Closing Cash Payment" has the meaning assigned to that term in Section 3(b).

                  "Closing Date" means the time and date of the Closing determined pursuant to Section 5.

                  "Closing Date Statement" has the meaning assigned to that term in Section 3(d).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Continuing Due Diligence" has the meaning assigned to that term in this Section 1(f).

                  "Continuing Employees" has the meaning assigned to that term in Section 13.

                  "Contract" means any executory contract (as such term is used in Section 365 of the Bankruptcy Code) to which any Seller is a party (i) as of the date hereof or (ii) which is entered into by any Seller between the date hereof and the Closing Date in accordance with Section 9(d) hereof that concerns or is related to the Business, including, but not limited to, real and personal property leases, license agreements and agreements with employees, consultants or agents.

                  "Cure Amounts" has the meaning assigned to that term in
Section 7(d).

                  "Current Balance Sheet" has the meaning assigned to that term in Section 7(e).

                  "Deposit" has the meaning assigned to that term in Section
3(a).

                  "DIP Lenders" means Transamerica Business Capital Corporation, f/k/a Transamerica Business Credit Corporation and the CIT Group/Business Credit, Inc.

                  "DIP Payment" has the meaning assigned to that term in Section 4(c).

                  "Disputed Items" shall have the meaning assigned to that term in Section 3(d).

                  "Dispute Notice" has the meaning assigned to that term in
Section 3(d).

                  "Due Diligence Termination Date" shall mean February 18, 2002 or such later date as Buyer, upon written notice to Sellers on or before February 14, 2002, may designate (but not a date later than February 25, 2002) in order to permit Buyer to complete the due diligence contemplated by Section 12(a)(iii) (the "Continuing Due Diligence").

                  "Entoleter" means Entoleter, Inc., a wholly-owned subsidiary of SII.

                  "Environmental Laws" means Laws or Orders of any Governmental Authority relating to pollution, protection of the environment or health and safety.

                  "Equipment" has the meaning assigned to that term in Section 2(a)(ii).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means State Street Bank and Trust Company.

                  "Escrow Agreement" has the meaning assigned to that term in
Section 3(a).

                  "Estimated Net Working Capital" has the meaning assigned to that term in Section 9(b).

                  "Excluded Assets" has the meaning assigned to that term in
Section 2(b).

                  "Excluded Permits" has the meaning assigned to that term in
Section 2(b)(iii).

                  "Expense Reimbursement" has the meaning assigned to that term in Section 12(b).

                  "Final Working Capital Adjustment" has the meaning assigned to that term in Section 3(d)(iii).

                  "GAAP" means generally accepted accounting principles in the United States, consistently applied.

                  "Governmental Authority" means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "Holdback Amount" means, at any given time, $500,000 less the aggregate dollar amount paid in respect of claims under the Post-Closing Escrow Agreement.

                  "Initial Deposit" has the meaning assigned to that term in
Section 3(a).

                  "Initial Deposit Repayment" has the meaning assigned to that term in Section 3(a).

                  "Intellectual Property" shall mean all of the following as they exist in any jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by
         Sellers:

                  (i) patents, patent applications, industrial rights and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, renewals, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended modified, withdrawn or refiled) (collectively, "Patents");

                  (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, "Trademarks");

                  (iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (collectively, "Copyrights");

                  (iv) trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, mask works, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Trade Secrets");

                  (v) all web sites and web pages and related rights and items (collectively, "Internet Assets"); and

                  (vi) computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, and all related material documentation and information, whether in source code, object code or human readable form (collectively "Software").

                  "Interim Working Capital Adjustment" has the meaning assigned to that term in Section 3(d)(i).

                  "Interim Working Capital Deficiency" has the meaning assigned to that term in Section 3(d)(i).

                  "Interim Working Capital Excess" has the meaning assigned to that term in Section 3(d)(i).

                  "Intertape" has the meaning assigned to that term in Section 2(b)(x).

                  "Inventory" has the meaning assigned to that term in Section 2(a)(iii).

                   "IP License(s)" shall mean all permits, licenses, sublicenses and other agreements or permissions under which any Seller is a licensee or otherwise authorized to use or practice, or under which any Seller is a licensor of, any Intellectual Property.

                  "Laws" means all applicable laws (including common law), statutes, rules, codes, ordinances or any requirement of any Governmental Authority.

                  "Letter of Intent" means the letter of intent between Buyer and Sellers dated December 31, 2001.

                  "Liability" has the meaning assigned to that term in Section 4(a).

                  "Licensed IP" means Intellectual Property that is the subject of an IP License.

                  "Licenses" has the meaning assigned to that term in Section 7(h)(ii).

                  "Liens" means any mortgage, lien, pledge, covenant restriction, security interest, claim, charge, title defect, interest and other encumbrance. Liens shall also include, in the case of the SCI Real Property, survey defects, encroachments by the SCI Real Property on real property, or interests thereon, not included in the Acquired Assets, and encroachments on SCI Real Property by buildings and improvements not included in the SCI Real Property.

                  "Loss" means any cost, damage, injury, expense, liability, loss, claim, deficiency or penalty of any kind or nature, including interest, penalties, and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims.

                  "Management Agreements" has the meaning assigned to that term in Section 9(h).

                  "Material Adverse Change" means events, conditions or circumstances that, individually or in the aggregate, result in or can reasonably be expected to result in, a material adverse effect on the operations, assets, or condition (financial or otherwise), of the Business, the Acquired Assets or the ability of Sellers to consummate the transactions contemplated hereby, other than as set forth on SCHEDULE 7(n) hereto.

                  "Material Customers" has the meaning assigned to that term in
Section 7(w).

                  "Motion" means the "Motion of Debtors for Order Pursuant to Sections 105, 363, 365 and 1146 of the Bankruptcy Code" filed by Sellers on January 4, 2002 with the Bankruptcy Court in Sellers' chapter 11 cases, a copy of which Motion is attached to this Agreement as EXHIBIT A.

                  "Net Working Capital" means, at any designated time, the dollar value of Sellers' cash on hand, Inventory, Accounts Receivable, prepaid assets, refundable deposits, refundable retainers, advances to suppliers and other non-trade receivables minus the sum of (i) the amount of Assumed Obligations which would be "current liabilities" as of the

Closing, determined in accordance with GAAP applied consistently with Sellers' past practices, plus (ii) the amount of the DIP Payment.

                  "Net Working Capital at Closing" has the meaning assigned to that term in Section 3(d)(iii).

                  "Order" means any decree, injunction, judgment, order, ruling or writ of any Governmental Authority.

                  "Ordinary Course of Business" has the meaning assigned to that term in Section 7(g).

                  "Permits" means licenses, permits, franchises, approvals, authorizations, certificates of authority, and orders, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

                  "Permitted Encumbrances" means (i) liens for current Taxes not yet due, (ii) interests of any lessors (in their capacity as such) in items constituting part of the Acquired Assets which are leased by Sellers from such lessor, (iii) assessments, rights of way and other similar non-monetary Liens,
(iv) mechanics' and materialman's liens for amounts not yet due and payable, but only to the extent such liens secure Assumed Liabilities or amounts accruing after the Closing under Assigned Contracts, which do not, individually or in the aggregate, materially detract from the use or value of the Acquired Assets, and
(v) the liens set forth on SCHEDULE 2(a)(i).

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, other entity, or governmental body or subdivision, agency, commission or authority thereof.

                  "Petition" has the meaning assigned to that term in the preamble to this Agreement.

                  "Post-Closing Escrow Agent" means State Street Bank and Trust Company.

                  "Post-Closing Escrow Agreement" has the meaning assigned to that term in Section 3(b).

                  "Procedures Order" means an order of the Bankruptcy Court substantially in the form of the "Procedures Order" attached as an Exhibit to the Motion.

                  "Purchase Price" means the cash consideration paid pursuant to
Section 3 plus the amount of Assumed Obligations and repayment of Sellers' debtor-in-possession financing pursuant to Section 4, subject to adjustment as provided in Section 3(d).

                  "Retained Liabilities" has the meaning assigned to that term in Section 4(a).

                  "Sale Hearing" shall mean a hearing of the Bankruptcy Court to consider the approval of this Agreement and the transactions contemplated hereby.

                  "Sale Order" means a final, nonappealable Order from the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, approving the sale to Buyer of the Acquired Assets contemplated hereby under Sections 363(b), 363(f) and 365 of the Bankruptcy Code free and clear of all Liens other than the Permitted Encumbrances and finding, among other things, that Buyer is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code and that the sale is covered by Section 1146(c) of the Bankruptcy Code.

                  "SCI" has the meaning assigned in the first paragraph hereof.

                  "SCI Real Property" has the meaning assigned to that term in
Section 2(a)(xv).

                  "SCMI" has the meaning assigned in the first paragraph hereof.

                  "SETC" means Spinnaker Electrical Tape Company, a wholly-owned subsidiary of SII.

                  "SII" has the meaning assigned in the first paragraph hereof.

                  "Survival Termination Date" has the meaning assigned to that term in Section 14(a).

                  "Subsequent Deposit" has the meaning assigned to that term in
Section 3(a).

                  "Target Net Working Capital" has the meaning assigned to that term in Section 3(d)(i).

                  "Taxes" means income, gross receipts, property, sales, use, license, excise, franchise, employment, social security, governmental pension or insurance, withholding or similar taxes or contributions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "Termination Fee" has the meaning assigned to that term in
Section 12(c).

                  "Transamerica Encumbrances" means the liens and encumbrances held by the DIP Lenders on any of the Acquired Assets, such liens and encumbrances to be released as of the Closing, which liens and encumbrances are listed on SCHEDULE 1(f).

2.       PURCHASE AND SALE

                  (a) The Acquired Assets. Subject to the terms and conditions of this Agreement and except as provided in Section 2(b), on the Closing Date Sellers shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all right, title and interest of Sellers in and to all of the assets of Sellers as of the Closing Date (other than the Excluded Assets), free and clear of Liens other than Permitted Encumbrances, including without limitation the following assets (collectively, the "Acquired Assets"):

                  (i) All accounts receivable, notes receivable, trade accounts, security deposits, education loans receivable and other debts due or accruing to Sellers, but excluding the items identified in Section 2(b) (collectively, the "Accounts Receivable");

                  (ii) All machinery, equipment, vehicles, furniture, furnishings, fixtures, operating equipment, supplies and tools, computer hardware and all parts, spares and accessories thereof and accessions thereto (collectively, the "Equipment");

                  (iii) All inventories of the Business, including, without limitation, raw materials, work-in-progress, finished goods, and business supplies (collectively, the "Inventory");

                  (iv) All cash and cash equivalents on hand and in bank accounts;

                  (v) All right, title and interest in and to all forms of Intellectual Property, including, without limitation, any issued patents, pending patent applications, any continuations, continuations-in-part, divisionals, reissues, reexaminations, interferences, extensions of the names, domain names, trademarks, or additions thereof, know-how, trade secrets, copyrightable works, mask works, trademarks, service marks and trade names (which for these purposes shall include "Spinnaker" or any derivation thereof, including the name "Spinnaker Electrical Tape Company," which SII shall cause SETC to transfer to Buyer);

                  (vi) All customer, vendor and mailing lists of Sellers, and existing telephone numbers, telecopier numbers and telex numbers used by Sellers;

                  (vii) All outstanding orders for the purchase of goods or services by or from Sellers;

                  (viii) All invoices, bills of sale and other instruments and documents evidencing Sellers' title to assets that are in the possession of Sellers;

                  (ix) All data processing systems, computer software, books, records, files, data bases, specifications, manuals and other papers and information of Sellers (including any and all accounting books and records, but excluding such items as are identified in clause (b)(i) below);

                  (x) All stationery and other imprinted material and office supplies, and packaging and shipping materials of Sellers;

                  (xi) All rights of Sellers under the Assigned Contracts;

                  (xii) To the extent their transfer is permitted by law, those Permits of Sellers listed on SCHEDULE 7(k) (except for any designated on such schedule as "Excluded Permits");

                  (xiii) Except for items identified in Section 2(b) below, prepaid interest and other prepaid items and deposits of any Seller as of the Closing Date, and the leasehold improvements, prepaid rent and security deposits in respect of any lease assigned to Buyer pursuant to this Agreement;

                  (xiv) To the extent transferable, all rights of Sellers in respect of any insurance policies (including with respect to prepaid insurance and any refund of insurance premiums paid);

                  (xv) All rights of recovery, rights of set-off, claims and causes of action of Sellers relating to the Business, whether known or unknown, other than those set forth in Section 2(b);

                  (xvi) All rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to the Business;

                  (xvii) The goodwill and other intangible assets associated with the Business; and

                  (xviii) To the extent not otherwise identified by items (i) -
(xiv) above, real property owned by SCI (the "SCI Real Property") and described on SCHEDULE 2(a)(xviii) and other assets of Sellers described on SCHEDULE 2(a)(xviii).

         (b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Acquired Assets do not include the following assets (the "Excluded Assets"):

                  (i) The capital stock of Sellers and the corporate seals, minute books, stock record books and other corporate records having exclusively to do with the corporate organization and capitalization of Sellers;

                  (ii) Contracts not constituting Assigned Contracts;

                  (iii) Rights under Permits designated on SCHEDULE 7(k) as "Excluded Permits";

                  (iv) All tax records of Sellers and all tax refunds to which any Seller is or may be entitled;

                  (v) To the extent not transferable, all rights of Sellers in respect of any insurance policies (including with respect to prepaid insurance and any refund of insurance premiums paid);

                  (vi) Any intercompany accounts receivable of Sellers from Entoleter;

                  (vii) The capital stock of Entoleter and all assets relating to or used by Entoleter or its business;

                  (viii) The capital stock of SETC and all assets of SETC (except for its trade name, which shall be an Acquired Asset);

                  (ix) Real property owned by SCMI;

                  (x) Warrants to purchase stock of Intertape Polymer Group, Inc. ("Intertape"); and

                  (xi) All rights relating to the claim of SII against Intertape.

         (c) Assigned Contracts. At the Closing, Buyer shall acquire all right, title and interest of Sellers in and to all of the Assigned Contracts, with Cure Amounts to be allocated as provided in Section 4(b)(v).

3.       PURCHASE PRICE AND WORKING CAPITAL ADJUSTMENT

         (a) Deposit. Substantially contemporaneously with the execution of this Agreement, Buyer shall pay to the Escrow Agent, by wire transfer, the sum of $500,000 (the "Initial Deposit") to be held in an interest-bearing escrow account subject to the terms of the Escrow Agreement substantially in the form attached hereto as EXHIBIT B, with such changes as shall be required by the Escrow Agent (the "Escrow Agreement"). On the Due Diligence Termination Date, unless Buyer has terminated this Agreement pursuant to Section 12, Buyer shall pay to the Escrow Agent, by wire transfer, the additional sum of $1,500,000 (the "Subsequent Deposit") to also be held in said interest-bearing escrow account subject to the terms of the Escrow Agreement (together with the Initial Deposit, and the Subsequent Deposit are referred to collectively as the "Deposit"). At any time on or prior to the Due Diligence Termination Date, Buyer may, in its sole discretion, demand payment to it for any reason and at any time of the Initial Deposit. Within one (1) Business Day after such demand to the Escrow Agent, the Initial Deposit and any interest earned thereon shall be returned to the Buyer (the "Initial Deposit Repayment").

         (b) Closing Payment. At the Closing, pursuant to the terms of the Escrow Agreement, in accordance with instructions of Buyer, the Escrow Agent shall pay (the "Closing Cash Payment") (i) to Sellers by wire transfer to such bank account(s) designated in writing by Sellers, an amount equal to the Deposit minus the sum of (x) the Holdback Amount and (y) the amount of the Interim Working Capital Deficiency, if any, (ii) to Buyer by wire transfer to such bank account(s) designated in writing by Buyer, (x) the amount of the Interim Working Capital Deficiency, if any, and (y) all earnings on the Deposit, and (iii) to the Post-Closing Escrow Agent in accordance with the terms of the Escrow Agreement substantially in the form attached hereto as EXHIBIT C, with such changes as shall be required by the Escrow Agent (the "Post-Closing Escrow Agreement"), the Holdback Amount. In addition, in the event that there is an Interim Working Capital Excess, Buyer shall pay to Sellers at the Closing by wire transfer to such bank accounts designated by Sellers an amount equal to the Interim Working Capital Excess. If this Agreement is terminated after payment of the Deposit for any reason whatsoever, the Deposit and any interest earned thereon (minus $500,000 in the event that Sellers are entitled to liquidated damages as described in Section 3(e)) shall be returned to Buyer within one (1) Business Day of demand by Buyer to the Escrow Agent.

         (c) Allocation of Purchase Price. Sellers and Buyer shall allocate the aggregate purchase price to be paid for the Acquired Assets in accordance with
Section 1060 of the Code. Sellers and Buyer shall use reasonable best efforts to agree upon such allocation and reduce it to writing as soon as practicable following the execution of this Agreement, and in any event at least 7 days before the Auction Date; such allocation shall be attached to this Agreement as
SCHEDULE 3(c). In addition, Sellers and Buyer hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code. Neither Sellers nor Buyer shall file any tax return or other document or otherwise take any position which is inconsistent with any allocation agreed upon by them.

         (d) Working Capital Adjustments.

                  (i) Attached hereto as SCHEDULE 3(d)(i) is Sellers' projected statement of Net Working Capital as of February 28, 2002 (the "Target Net Working Capital"). Within five Business Days before the Closing Date, Sellers shall deliver to Buyer a written estimate of the Net Working Capital as of the Closing Date, which such estimate shall be calculated in good faith by Sellers and which shall be accompanied by a reasonably detailed schedule showing the calculation thereof (the "Estimated Net Working Capital"). If the Estimated Net Working Capital exceeds the Target Net Working Capital by an amount greater than $350,000 and Buyer does not elect to terminate this Agreement pursuant to
Section 12(a)(vi) hereof, then the Purchase Price shall be increased by an amount equal to (x) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital minus (y) $350,000 (the "Interim Working Capital Excess"). If the Target Net Working Capital exceeds the Estimated Net Working by an amount greater than $350,000 and Sellers do not elect to terminate this Agreement pursuant to Section 12(a)(vii) hereof, then the Purchase Price shall be decreased by an amount equal to (x) the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital minus (y) $350,000 (the "Interim Working Capital Deficiency"). In the event of any Interim Working Capital Excess or Interim Working Capital Deficiency, the Closing Payment shall be adjusted as provided in Section 3(b) (such adjustments to the Closing Payment and the Purchase Price, the "Interim Working Capital Adjustment").

                  (ii) Within 60 days following the Closing Date, Buyer will prepare and deliver to Sellers a statement (the "Closing Date Statement"), certified in writing by Ernst & Young, containing Buyer's calculation of Sellers' Net Working Capital at Closing. Unless Buyer shall have received a written notice from Sellers (the "Dispute Notice") prior to the close of business on the tenth Business Day following Sellers' receipt of the Closing Date Statement which disputes Buyer's calculation of Sellers' Net Working Capital at Closing set forth therein and which sets forth in reasonable detail the items of dispute (the "Disputed Items"), Buyer's calculation of Sellers' Net Working Capital at Closing set forth on the Closing Date Statement shall be binding for all purposes of this Agreement. In the event that Sellers have delivered a

Dispute Notice to Buyer in accordance with this Section 3(d), Buyer and Sellers shall negotiate in good faith to resolve the Disputed Items and agree upon the amount of Sellers' Net Working Capital at Closing and any items not identified in Sellers' Dispute Notice and that are not affected by the determination of any Disputed Items shall be final and binding and shall not be subject to further negotiation between the parties. In the event that Buyer and Sellers fail to agree on the Disputed Items and the amount of Sellers' Net Working Capital at Closing within 14 Business Days following the date of the Dispute Notice, Buyer and Sellers hereby agree that the final determination of the amount of Sellers' Net Working Capital at Closing shall be made by Deloitte Touche (the "Accountant"). The Accountant shall resolve the Disputed Items and determine Sellers' Net Working Capital at Closing based solely on the written submissions and presentations by Sellers and Buyer, and not by independent review. Buyer and Sellers shall instruct the Accountant to make a determination with respect to the Disputed Items and report such determination to the parties within 15 Business Days after the date of their submission. The Accountant's resolution of the Disputed Items and determination of Sellers' Net Working Capital at Closing shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Each party shall be responsible for the fees and disbursements of the Accountant in the same proportion that (x) the aggregate amount of the Disputed Items with respect to which such party was the non-prevailing party (as finally determined by the Accountant) bears to (y) the aggregate amount of all Disputed Items. Buyer and Sellers agree to execute, if requested by the Accountant, an engagement letter upon terms and conditions that are reasonable and otherwise customary for transactions similar in nature.

                  (iii) If the Net Working Capital at Closing as finally determined pursuant to the previous paragraph (the "Net Working Capital at Closing") exceeds the Target Net Working Capital and the amount of such excess is greater than $350,000, then the Purchase Price, as may have been adjusted at Closing pursuant to the Interim Working Capital Adjustment, shall be finally increased (or decreased as the case may be) by an amount equal to (x) the amount by which the Net Working Capital at Closing exceeds the Target Net Working Capital minus (y) $350,000, all as adjusted upward or downward to give effect to the Interim Working Capital Adjustment. If the Net Working Capital at Closing is less than the Target Net Working Capital and the amount of such deficiency is greater than $350,000, then the Purchase Price, as may have been adjusted at Closing pursuant to the Interim Working Capital Adjustment, shall be finally decreased (or increased as the case may be) by an amount equal to (x) the amount by which the Net Working Capital at Closing is less than the Target Net Working Capital minus (y) $350,000, all as adjusted upward or downward to give effect to the Interim Working Capital Adjustment. Either final adjustment referred to in this Section 3(d)(iii) is referred to as the "Final Working Capital Adjustment." Any amount to which Sellers are entitled pursuant to the Final Working Capital Adjustment shall be paid no later than five (5) Business Days after the determination of the Final Working Capital Adjustment by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers. Any amount to which Buyer is entitled pursuant to the Final Working Capital Adjustment shall be paid from the Holdback Amount pursuant to the terms of the Post-Closing Escrow Agreement.

                  (iv) In the event that a Final Working Capital Adjustment is not required under Section 3(d)(iii) but there was an Interim Working Capital Excess or Interim Working Capital Deficiency, then the adjustments made to the Purchase Price due to the Interim Working Capital Excess or Interim Working Capital Deficiency, as the case may be, shall be reversed in whole or in part and the Purchase Price shall be appropriately adjusted.

         (e) Liquidated Damages. The parties hereby agree that it is impossible to determine accurately the amount of damages that Sellers would suffer if the transactions contemplated herein were not consummated as a result of a material breach of this Agreement by Buyer. As a result, notwithstanding anything in this Agreement to the contrary, the parties hereby agree that (i) in the event of a failure by Buyer to consummate the transactions contemplated herein as a result of a breach of its obligations under this Agreement and termination of this Agreement by Sellers in accordance with Section 12 hereof, Buyer shall be obligated to pay liquidated damages in the amount of $500,000 and (ii) such liquidated damages shall be the sole and exclusive remedy of Sellers against Buyer by reason of such breach and such termination. Accordingly, if liquidated damages are payable hereunder, the Escrow Agent shall deliver $500,000 of the Deposit to the Sellers, and shall deliver the balance of the Deposit and any earnings thereon to the Buyer, provided, that nothing herein shall limit the right of Buyer, at any time on or prior to the Due Diligence Termination Date, to the return, at its request, of the Initial Deposit and any interest earned thereon pursuant to Section 3(a).

4.       LIABILITIES AND OBLIGATIONS

         (a) Non-Assumption of Liabilities. Notwithstanding anything to the contrary contained herein and except as expressly set forth in Section 4(b), Buyer does not assume and shall have no responsibility or obligation whatsoever for any liabilities, commitments or obligations of Sellers of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, choate or inchoate, due or to become due ("Liabilities") including, without limitation, any liabilities or obligations in respect of any intercompany accounts payable of Sellers to Entoleter or liabilities associated with any Excluded Assets (collectively, the "Retained Obligations").

         (b) Assumed Obligations. At the Closing, subject to the limitation set forth in Section 4(c), Buyer shall assume the following liabilities and obligations (the "Assumed Obligations") of Sellers:

                  (i) post-Petition trade payables and liabilities incurred in the Ordinary Course of Business consistent with present practice in Sellers' chapter 11 cases (including an aggregate of up to $1,250,000 for court-retained professionals' fees and reimbursement of Sellers for court-approved amounts already paid, but excluding (x) any such professionals' fees in excess of such amount and (y) any amounts payable to Deloitte Touche under Section 3 of this Agreement);

                  (ii) Sellers' accrued pre-Petition liabilities for vacation, payroll, payroll Taxes, real estate and personal property Taxes, customer claims and rebates as set forth on SCHEDULE 4(b)(ii) in an amount not to exceed $2,593,000, to the extent approved by the Bankruptcy Court and not satisfied before Closing;

                  (iii) key employee retention bonuses approved by the Bankruptcy Court in an amount not to exceed $750,000, and obligations under employee Contracts set forth on SCHEDULE 7(d);

                  (iv) certain other pre-Petition liabilities set forth on
SCHEDULE 4(b)(iv) in an amount not to exceed $2,475,000, to the extent approved by the Bankruptcy Court and not satisfied before Closing;

                  (v) the liabilities and obligations of Sellers under the Assigned Contracts that have accrued as of the Closing Date, including all Cure Amounts with respect thereto (except for Cure Amounts the payment of which would cause the Assumed Liabilities and DIP Payments to exceed $23,763,000, in which case Sellers shall make payments to the extent necessary to prevent such excess) and liabilities and obligations of Sellers under purchase orders and supply contracts; and

                  (vi) other post-Petition liabilities and obligations that have accrued as of the Closing Date in the Ordinary Course of Business, including but not limited to employee-related obligations such as 401(k), pension, health insurance, etc. (but not with respect to employees of SCMI).

         (c) Proceeds of Buyer Financing. The parties hereto acknowledge that Buyer contemplates arranging for the DIP Lenders to provide revolving and term credit facilities on terms and conditions equivalent to Sellers' existing financing or with modifications thereto acceptable to Buyer in its sole discretion (the "Buyer Financing"). Buyer shall use all or a portion of the proceeds of the Buyer Financing (and any other funds required) to repay the total amount of principal, accrued interest and other charges on Sellers' debtor in possession financing with the DIP Lenders at Closing (the "DIP Payment").

         (d) Limitation on Assumed Obligations. Notwithstanding the above, in no event shall the aggregate amount of the Assumed Obligations as of the Closing Date (excluding (i) obligations under the employee Contracts set forth on Schedule 7(d) that will not be due and payable as of the Closing and that relate to the period subsequent to the Closing and (ii) liabilities under Assigned Contracts and other post-Petition obligations assumed by Buyer that, in each case, relate to the period subsequent to the Closing which would not be "current liabilities" as of the Closing under GAAP applied consistently with past practices) and the DIP Payment exceed $23,763,000. In the event that the aggregate amount of the Assumed Obligations (other than those excluded in the parenthetical of the first sentence of this paragraph) as of the Closing Date and the DIP Payment would otherwise exceed $23,763,000 (after giving effect to payment of any Cure Amounts by Sellers pursuant to Section 4(b)(v)), a portion of the Assumed Obligations (other than those excluded in the parenthetical of the first sentence of this paragraph) shall be redesignated as Retained Obligations such that the aggregate amount of Assumed Obligations (other than those excluded in the parenthetical of the first sentence of this paragraph) as of the Closing Date and the DIP Payment equals $23,763,000. Buyer shall have the right, in its sole discretion, to determine which Assumed Obligations (other than those excluded in the parenthetical of the first sentence of this paragraph) shall be redesignated as Retained Obligations pursuant to the preceding sentence.

         (e) Rejection of Contracts. Sellers shall timely reject any Contracts identified on SCHEDULE 7(d) for rejection (or which are otherwise determined not to be Assigned Contracts pursuant to the definition thereof). Notwithstanding the above, Sellers shall not be required to reject SCMI's lease with Sappi Fine Paper North listed on SCHEDULE 7(d). Buyer shall not be liable for any claims arising from the rejection or retention of such Contracts.

5.       OBTAINING OF PROCEDURES AND SALE ORDER; CLOSING

         (a) Obtaining Order. Sellers shall use their reasonable best efforts to obtain entry of the Procedures Order and the Sale Order, subject to its obligations under the Bankruptcy Code.

         (b) Closing. If the Sale Order is entered, then, subject to the satisfaction or waiver by the parties of the conditions to their respective obligations to effect the Closing set forth in Sections 10 and 11, the Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 10:00 a.m. (New York time) within two Business Days following the date that the Sale Order has become final.

6.       DELIVERIES AT CLOSING

         (a) Deliveries by Seller. At the Closing, Sellers shall deliver, or cause to be delivered (in addition to any other instruments required by Section 10 or otherwise by this Agreement to be delivered by Sellers at the Closing), to Buyer the following (in form and substance reasonably satisfactory to Buyer):

                  (i) limited warranty deeds transferring title to and interest in the SCI Real Property to Buyer;

                  (ii) a duly executed bill or bills of sale and assignment or other appropriate instruments transferring title to and interest in all of the Acquired Assets to Buyer;

                  (iii) appropriate (in both number and form) executed originals of amendments to the certificates of incorporation of SII, SCI, SCMI and SETC changing their names to names not using the name "Spinnaker" or any name that is similar thereto, together with checks from Sellers in appropriate amounts necessary for the filing and recording thereof in the appropriate state governmental office;

                  (iv) a certified copy of the Sale Order;

                  (v) possession of all of the Acquired Assets;

                  (vi) evidence reasonably satisfactory to Buyer of compliance with the notice provisions set forth in the Procedures Order and in the Sale Order;

                  (vii) evidence reasonably satisfactory to Buyer of the transfer or reissuance to Buyer of the Permits listed on SCHEDULE 7(k) (other than Excluded Permits);

                  (viii) copies of the resolutions of the Board of Directors of each of the Sellers authorizing the execution and performance by such Seller of this Agreement and authorizing the officers of such Seller to carry out and perform the terms and provisions hereof, certified by an appropriate officer of such Seller; and

                  (ix) such other instruments or documents as Buyer may reasonably request to fully effect the transfer of the Acquired Assets and to confer upon Buyer the benefits contemplated by this Agreement.

         (b) Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered (in addition to any other instruments required by Section 11 or otherwise by this Agreement to be delivered by Buyer at the Closing), to Sellers, the following:

                  (i) the Purchase Price payable in the manner described in
Section 3; and

                  (ii) a duly executed Assignment and Assumption Agreement in form and substance reasonably satisfactory to Sellers, whereby Buyer will assume and agree to pay, perform and discharge the Assumed Obligations.


7.       REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Sellers hereby jointly and severally represent and warrant to Buyer as follows:

         (a) Organization; Authorization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, subject to entry of the Sale Order, has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to entry of the Sale Order, the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Sellers. This Agreement has been duly and validly executed by each Seller and, subject to the entry of the Sale Order, constitutes a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

         (b) No Conflict; Consents. Subject to the entry of the Sale Order and except as otherwise set forth on SCHEDULE 7(b), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (i) violate the certificate of incorporation or by-laws (or other governing instrument) of any Seller; (ii) violate, be in conflict with or constitute a default under, or require the consent of any third party to, any Assigned Contract; or (iii) violate any Laws or Orders applicable to the Business.

         (c) Consents and Approvals of Governmental Authorities. Other than the entry of the Sale Order by the Bankruptcy Court, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (d) Contracts. SCHEDULE 7(d) sets forth a list of all Contracts. In the event Buyer identifies any Contracts not listed on SCHEDULE 7(d) as executory contracts (as such term is used in Section 365 of the Bankruptcy Code), then Sellers shall amend SCHEDULE 7(d) to include such Contracts. Upon the written request of Buyer, Sellers shall, at least 7 days prior to the Due Diligence Termination Date, provide Buyer with a list of all amounts required, to the best knowledge of Sellers, to cure all defaults under each of the Contracts designated by Buyer in such request, so as to permit the assumption and assignment of each such Contract pursuant to Section 365 of the Bankruptcy Code (the "Cure Amounts"). Copies of all written Contracts have been made available to Buyer. Except as otherwise set forth on SCHEDULE 7(d), all of the Contracts are valid, binding and enforceable in accordance with their terms, and are in full force and effect. Except as set forth on SCHEDULE 7(d) and in the case of Seller, except for defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, there are no material defaults (or events that, with notice or lapse of time or both, would constitute a material default) by any Seller, or to the knowledge of Sellers, any other party under any of the Contracts.

         (e) Financial Statements. Sellers have delivered to Buyer the audited consolidated balance sheet and income statement of SII for the fiscal year ended December 31, 2000 (the "Audited Financials") attached as SCHEDULE 7(e)(i) hereto and the interim unaudited balance sheet of SCI and SCMI for the fiscal period ended September 30, 2001 attached as SCHEDULE 7(e)(ii) hereto (the "Current Balance Sheet"). The Audited Financials fairly and accurately reflect the financial position of Sellers on a consolidated basis (including Entoleter) as of the dates thereof, and have been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The Current Balance Sheet fairly and accurately reflects the financial position of SCI and SCMI as of the date thereof, and have been prepared in accordance with GAAP consistently applied during the periods involved, subject to the absence of footnotes and year-end adjustments (including adjustments resulting from Sellers' chapter 11 cases).

         (f) Equipment. Set forth on SCHEDULE 7(f) is a complete and correct list of all Equipment as of October 31, 2001. Such Equipment is sufficient to operate the Business as operated prior to November 13, 2001. The Equipment which is necessary to operate the Business as operated prior to the November 13, 2001 is in good operating condition and repair, subject to normal wear and tear.

         (g) Inventory. With respect to the Business, the amount of Inventory on hand (i) has been manufactured and/or purchased in the ordinary course of business, consistent with past custom and practice (the "Ordinary Course of Business"); and (ii) is not obsolete and is of a quality usable and saleable in the Ordinary Course of Business, other than with respect to reserves maintained by Sellers for obsolete or "slow moving" inventory.

         (h) Intellectual Property.

                  (i) SCHEDULE 7(h) sets forth the following items owned or licensed by Sellers or otherwise used or held for use by Sellers: (i) all U.S. and foreign issued patents and utility patents, and all pending patent applications relating to any inventions, and all reissues, divisions, continuations, continuations-in-part, extensions, reexaminations or interferences of them; (ii) all U.S. and foreign registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, trade names and logos; (iii) all U.S. and foreign registered copyrights and copyright applications and all renewals and extensions; and (iv) a general identification of all logos and domain name addresses.

                  (ii) SCHEDULE 7(h) sets forth all material IP Licenses granted by or to any Seller and all other material agreements to which any Seller is a party, which create rights in such Seller or in any third party regarding any Intellectual Property specifically or other intellectual property generally. The IP Licenses are binding against the Seller and in full force and effect. The continued use by Buyer of any IP License or Licensed IP is not restricted by any IP License.

                  (iii) Except as set forth on SCHEDULE 7(h), Sellers are the owners, free and clear of all liens, claims and encumbrances (except Permitted Encumbrances and Transamerica Encumbrances), of all right, title and interest in the Intellectual Property (except for Licensed IP) and Sellers have the absolute right to use and assign those rights without seeking the approval or consent of any third party and without payments to any third party. The Intellectual Property constitutes all of the intellectual property necessary to conduct the Business as it is presently conducted or anticipated to be conducted. All registrations and applications for the Intellectual Property are in full force and effect. There are no existing or, to the knowledge of Sellers, threatened claims or proceedings by any Person and there is no basis for any claim or proceeding relating to the use by Sellers of the Intellectual Property or challenging its ownership of the same. Except as set forth on SCHEDULE 7(h), to the knowledge of Sellers, there are no infringing or diluting uses of the Intellectual Property, and no investigations are pending concerning the possibility of such infringing or diluting use.

                  (iv) To the knowledge of Sellers, no Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and, except as set forth on
SCHEDULE 7(h), no Seller has received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation and there is no basis for any such claim.

                  (v) Sellers have taken commercially reasonable steps to maintain the confidentiality of their Trade Secrets.

                  (vi) Each present or past employee, officer, consultant or any other person who developed any part of any material Intellectual Property has vested in a Seller any and all right, title and interest in and to all such Intellectual Property.

                  (vii) All material Software owned or licensed by Sellers for use in the Business or necessary for the conduct of the Business as currently conducted or anticipated to be conducted is set forth in SCHEDULE 7(h).

                  (viii) The execution of this Agreement will not result in the loss or impairment of the rights of Buyer to own or use any of the Intellectual Property.

                  (ix) Sellers products relating to the Business have been marked as required by the applicable Patent statute and Sellers have given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes.

         (i) Compliance with Law. Except as set forth on SCHEDULE 7(i), (i) the operations of the Business have been conducted and are in all material respects in accordance with all applicable Laws (including all Environmental Laws) of all Governmental Authorities having jurisdiction over Sellers and applicable to the Acquired Assets and (ii) no Seller has received any notification of any asserted present or past failure by any Seller to comply with any such Laws during the past three (3) years which apply to the operation of the Business.

         (j) Books and Records. All of the books of account and other records of Sellers relating to the Acquired Assets and the Business have been made available to Buyer. To the best knowledge of Sellers, such books and records are complete and correct in all material respects.

         (k) Permits. Set forth on SCHEDULE 7(k) is a complete list of all of Sellers' material Permits relating to the Acquired Assets and the Business. Except as set forth on SCHEDULE 7(k), such Permits (i) are valid and effective,
(ii) represent all material Permits required by any Governmental Authority with jurisdiction over the Acquired Assets to own and operate the Acquired Assets in connection with the Business in the same manner as operated prior to the date hereof and (iii) may be transferred or reissued to Buyer without the approval of any third party.

         (l) Environmental Matters. Except as set forth on SCHEDULE 7(l), there are no events, conditions or circumstances which have resulted or are reasonably likely to result in liability pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety.

         (m) Employees. Set forth on SCHEDULE 7(m) is the following: (i) a listing of the names, titles and dates of hire of all of the employees of Sellers who are not governed by any collective bargaining agreement, (ii) a list of collective bargaining agreements entered into by Sellers and (iii) a list of all "employee benefit plans" (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, in which current or former employees of the Business participate. The annual salaries and bonuses of such employees of Sellers and a copy of such collective bargaining arrangements and employee benefit plans have been made available to Buyer on or prior to the date hereof.

         (n) Absence of Certain Changes. Except as set forth in SCHEDULE 7(n), since September 30, 2001: (i) there has been no Material Adverse Change; (ii) there has been no damage, destruction or loss to any material asset or property, tangible or intangible, of Sellers, ordinary wear and tear excepted; (iii) other than in connection with the proposed sale of the Acquired Assets and the Business, the Business has been conducted only in the Ordinary Course of Business; (iv) no Seller has increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the Ordinary Course of Business; (v) the post-Petition liabilities have been paid in the Ordinary Course of Business; and (vi) there has been no change by Sellers, in relation to the Business or in accounting principles, practices or methods.

         (o) Liabilities. Sellers do not have any Liabilities other than (i) Liabilities as set forth in the Current Balance Sheet or referred to in the footnotes to the Audited Financials, (ii) Liabilities set forth in SCHEDULE 7(o) and (iii) Liabilities incurred after September 30, 2001 in the Ordinary Course of Business.

         (p) Insurance. SCHEDULE 7(p) contains an accurate summary description of all policies of property, fire and casualty, product liability, workers compensation and other forms of insurance owned by or held by any Seller in connection with the Business, together with a list of all material outstanding claims against any insurer relating to the Business. Except as set forth on
SCHEDULE 7(p), no Seller has received (a) any notice of cancellation or non-renewal of any policy described in such SCHEDULE 7(p) or refusal of coverage thereunder, (b) any notice that any issuer of such policy has filed for protection under applicable insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (c) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

         (q) Taxes. All Tax returns, reports and forms of Sellers due prior to the date hereof with respect to the Business have been timely filed and properly reflect the tax liability of Sellers with respect to the applicable periods, and no extension of time with respect to any date on which any Tax return, report or form was or is to be filed with respect to Sellers is in force. All Taxes and withholding amounts due and payable (or required to be withheld) prior to the date hereof have been paid (or withheld). Except as set forth on SCHEDULE 7(q), no claim for any Taxes has been proposed, threatened in writing or assessed against any Seller and, to Sellers' knowledge, no facts exists that make such a claim likely. Except as set forth on SCHEDULE 7(q), no ongoing audit, litigation or similar proceeding concerning any Tax returns of any Seller with respect to the Business or the Acquired Assets has been proposed, threatened, or is in progress nor does there exist any waiver or agreement for the extension of time for the assessment of any Taxes against any Seller with respect to the Business or the Acquired Assets. Except as set forth on SCHEDULE 7(q), there are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and there are no claims for Taxes, and no basis for which any such claims might be made, that might result in any such Liens. No claim has ever been made by a taxing authority in a jurisdiction where Sellers do not currently file Tax returns that any Seller is or may be subject to taxation by such jurisdiction. None of the Acquired Assets is a "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the Acquired Assets is subject to a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

         (r) Accounts Receivable. The Accounts Receivable constitute bona fide, valid and collectible claims arising in the Ordinary Course of Business in a manner consistent with Sellers' normal credit practices and are subject to no set-offs or counterclaims (other than returns in the Ordinary Course of Business), subject only to reasonable reserves for bad debts calculated in a manner consistent with Sellers' past practice.

         (s) Brokers; Agents. Except with respect to FTI Policano & Manzo, Sellers have not dealt with any agent, finder, broker or other representative in any manner which could result in Buyer being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

         (t) Warranty Obligations. SCHEDULE 7(t) contains a true and complete description of Sellers' experience over the past three years with respect to product warranty obligations, pricing and other accommodations. To the best of Sellers' knowledge, as of September 30, 2001, sufficient reserves were maintained on the books of Sellers to cover Sellers' product warranty obligations. Over the past three years, Sellers have had no product recall obligations.

         (u) Real Property. SCI owns good and marketable fee title to the SCI Real Property. At the Closing Date, such title shall be fee and clear of all Liens other than Permitted Encumbrances. Except as set forth in SCHEDULE 7(u), the SCI Real Property constitutes all of the real property used by any of Sellers in the conduct of the Business. Each parcel included in the SCI Real Property constitutes a separate tax lot. There is no pending or, to Sellers' knowledge, threatened condemnation (or any sale in lieu thereof) affecting the SCI Real Property.

         (v) Litigation. Except as set forth on SCHEDULE 7(v) or claims made in connection with Sellers' chapter 11 cases, there are no material actions, claims, causes of action, proceedings, suits or investigations pending or, to the knowledge of Sellers, threatened, against Sellers or any of their respective assets, properties or rights, before any Governmental Authority. None of the Sellers is subject to any Order entered in any lawsuit or proceeding.

         (w) Trade Relations. On or prior to the date hereof, Sellers have delivered to Buyer a list of SCI's ten largest customers (as determined by the dollar amount of sales to such customers for the year ending December 31, 2001) (the "Material Customers"). There exists no actual or, to the knowledge of Sellers, threatened, cancellation of, or (except for the tightening of credit terms as a result of Sellers' chapter 11 cases) any material adverse modification to or change in, the business relationship of Sellers with any Material Customer or material supplier.

         (x) Accuracy of Representations. The representations and warranties made by Sellers herein and the other information contained in the schedules attached hereto contain no untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. Sellers are not aware of any fact, event, circumstance or condition that could reasonably be expected to result in a Material Adverse Change that has not been disclosed in writing to Buyer.

         (y) TERMS OF SALE. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE ACQUIRED ASSETS ARE BEING SOLD TO BUYER ON AN "AS-IS, WHERE IS" BASIS, WITHOUT WARRANTY. SELLERS HEREBY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

PURPOSE. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER, AND ITS SUCCESSORS AND ASSIGNS, SHALL BEAR ALL RISKS OF INJURY OR DAMAGE TO PERSONS OR PROPERTY TO THE EXTENT RELATING TO THE OPERATION OF THE ACQUIRED ASSETS ON AND AFTER THE CLOSING DATE.

8.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         (a) Organization of Buyer; Authorization. Buyer is a limited liability company or other entity duly organized, validly existing and in good standing under the laws of the State of Delaware and, has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary organizational action of Buyer. This Agreement has been duly and validly executed by Buyer and, subject to the entering of the Sale Order by the Bankruptcy Court, constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         (b) No Conflict as to Buyer. Except as otherwise set forth on SCHEDULE 8(b), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (i) violate the articles of organization or operating agreement (or other governing instrument) of Buyer; (ii) violate, be in conflict with, or constitute a default under, or require the consent of any third party to, any material contract or other agreement to which Buyer is a party; or (iii) to the knowledge of Buyer, violate any statute, law or regulation of any Governmental Authority applicable to Buyer.

         (c) Brokers; Agents. Buyer has not dealt with any agent, finder, broker or other representative in any manner which could, solely as a result of action by Buyer, result in Sellers being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

9.       ADDITIONAL AGREEMENT OF THE PARTIES

         (a) Physical Inventory. Sellers shall continue their practice of periodic cycle counts of the Inventory through the Closing Date. If such cycle counts result in either increases or decreases to Inventory balances, such adjustments shall be reflected in the calculation of the Estimated Net Working Capital (as defined below) and the Closing Date Statement.

         (b) Reasonable Best Efforts.

                  (i) Upon the terms and subject to the conditions of this Agreement, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the conditions precedent to Closing to be satisfied and to cause to the Closing to occur on or prior to the date set forth in Section 12(a)(i), including, without limitation, to obtain the consent or approval of any third party or Governmental Authority necessary to consummate the transactions contemplated hereby in accordance with the terms hereof and, in the case of Buyer, to timely obtain the Buyer Financing; provided, that (i) nothing herein shall obligate Buyer to accept financing under terms and conditions more onerous than those currently provided by the DIP Lenders to Sellers and (ii) Buyer may, in its sole discretion, seek financing from parties other than the DIP Lenders, but shall not be obligated to seek such financing in order to comply with this Section 9(b)(i).

                  (ii) Each Seller agrees that it will promptly take such actions as are reasonably intended to obtain the Bankruptcy Court's approval of the Sale Order, including, without limitation, demonstrating that (x) Buyer is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code, (y) Buyer has provided adequate assurance of future performance as assignee of the Assigned Contracts and (z) Section 363(f) of Bankruptcy Code shall apply to the sale of the Acquired Assets. In the event that stay of the Sale Order is sought or any of such Orders are appealed, Sellers shall use their reasonable best efforts to oppose such request for a stay or defend any such appeal, as applicable. Buyer shall provide Sellers with all information reasonably requested by Sellers in connection with such actions.

                  (iii) Sellers will provide Buyer with copies of all motions, applications and supporting papers prepared by Sellers (including forms of the Sale Order and other orders and notices to interested parties) relating to Buyer, this Agreement or the Acquired Assets prior to the filing thereof in the Bankruptcy Court, shall consult with Buyer and its counsel with respect thereto, and shall incorporate therein such changes or additions as Buyer may reasonably request. In connection with the Sale Order, Seller shall seek and obtain Buyer's approval of such order (such approval not to be unreasonably withheld).

                  (iv) Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement.

                  (v) Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (x) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, and (y) any failure of Buyer or any Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         (c) Access; Records; Bankruptcy Papers. From and after the date hereof, authorized representatives of Buyer (including its accountants, advisors, potential financing sources, consultants and legal counsel) shall have the right, upon reasonable notice and at reasonable times, to inspect the Acquired Assets and their condition and shall be provided reasonable access to Sellers' officers, advisors, counsel, trade vendors, customers, properties, and facilities, including for the purpose of environmental sampling, and, provided, that Buyer shall not take any action which unreasonably interferes with Sellers' operation of the Business prior to the Closing Date in any material respect. From and after the date hereof, Sellers shall give Buyer and its authorized representatives, full access to their books and records relating to the Business, as Buyer may reasonably request, permit Buyer to make inspections thereof, and cause Sellers' officers and advisors to furnish Buyer with such financial, tax and other operating data and other information as Buyer may reasonably request (subject to Buyer's execution of customary confidentiality and similar agreements). Sellers hereby agree that they will retain, until all appropriate statutes of limitations (including any extensions) expire, copies of all tax returns and supporting work schedules and other records or information which may be relevant to such tax returns, except for such tax returns, supporting work schedules and other records which Buyer shall acquire as a consequence of this Agreement (provided, that Sellers may elect not to retain any such copies if they give such copies or make such copies available to Buyer), and that they will not destroy or otherwise dispose of such materials without first providing Buyer with a reasonable opportunity to review and copy such materials. Buyer hereby agrees that it will retain, until all appropriate statutes of limitations (including any extensions) expire, copies of all tax returns and supporting work schedules received from any Sellers pursuant to this Agreement and other records or information which may be relevant to such tax returns (provided, that Buyer may elect not to retain any such copies if Buyer gives such copies or makes such copies available to Sellers), and that it will not destroy or otherwise dispose of such materials without first providing Sellers with a reasonable opportunity to review and copy such materials. After the Closing Date, Buyer shall give Sellers and their authorized representatives full access to the books and records acquired as a consequence of this Agreement for purposes of and relating to the prosecution of any claims of Sellers or which may otherwise be needed to enforce their remaining rights and defend their remaining obligations relating to the Acquired Assets and the Business or in connection with Sellers' chapter 11 cases. Sellers will promptly deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in Sellers' chapter 11 cases relating to this Agreement or the transactions contemplated hereby.

         (d) Operation in the Ordinary Course. Prior to the Closing Date, Sellers shall operate in the Ordinary Course of Business, subject to changes resulting from its chapter 11 cases and the requirements of the Bankruptcy Code and the Bankruptcy Court, and in compliance with all Laws. In furtherance of and without limiting the foregoing, (x) Sellers shall:

                  (i) maintain and preserve all of the physical Acquired Assets in the same condition as of the date hereof, ordinary wear and tear excepted; and

                  (ii) perform all of their obligations under the Assigned Contracts, provided, that, except as otherwise required hereunder, Sellers shall not be required to pay any Cure Amounts; and

                  (iii) maintain insurance at presently existing levels so long as such insurance is available on commercially reasonable terms.

and (y) Sellers shall not, without the prior written consent of Buyer, sell, transfer, mortgage, encumber or otherwise dispose of any of the Acquired Assets other than in the Ordinary Course of Business, execute any Contract other than in the Ordinary Course of Business or agree to or make any commitment to take any actions prohibited by this Section 9(e).

                  (e) Confidentiality. Prior to the Closing and thereafter, except to the extent required by applicable law (including the Bankruptcy Code) or court order, Buyer and each Seller shall keep strictly confidential all documents and other communications and information whether written or oral, provided by the other prior to or after execution of this Agreement.

                  (f) Collection of Accounts Receivable. If, following the Closing, Sellers shall collect any Accounts Receivable belonging to Buyer, Sellers shall hold the same in trust and shall promptly pay the same over to Buyer.

                  (g) Collective Bargaining Agreement. Sellers shall continue to negotiate towards an initial collective bargaining agreement with the labor union known as Paper, Allied-Industrial, Chemical and Energy International Union, AFL-CIO-CLC ("P.A.C.E."), an affiliate of the American Federation of Labor - Congress of Industrial Organizations, and Sellers shall keep Buyer informed of its progress with respect to such negotiations and obtain Buyer's prior written consent prior to executing such agreement.

                  (h) Continuing Due Diligence Update. On February 6 and 14, 2002, Buyer shall provide Sellers with an oral update on the status of its Continuing Due Diligence. If, in its sole discretion, Buyer determines that it has become aware of information that will result in a termination of this Agreement pursuant to Section 12(a)(iii), Buyer shall so inform Sellers at the February 6th or 14th update, as the case may be; provided, however, that the failure to so inform Sellers shall not result in any liability on the part of Buyer or affect any of its rights hereunder, including its rights under Section 12(b).

10.      CONDITIONS TO BUYER'S OBLIGATION TO EFFECT CLOSING

                  The obligation of Buyer to effect the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer:

                  (a) Representations and Warranties and Covenants. (i) The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, (ii) Sellers shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by Sellers on or before the Closing, and (iii) each Seller shall have delivered to Buyer at the Closing certificates, dated the Closing Date, signed by their Chief Executive Officer, the President or any Vice President certifying as to compliance with clauses (i) and (ii) above.

                  (b) Sale Hearing. Sellers shall have obtained the Procedures Order from the Bankruptcy Court by no later than January 22, 2002 scheduling the Sale Hearing to occur by no later than March 6, 2002 and scheduling the Auction to occur not more than two Business Days before the Sale Hearing.

                  (c) Effectiveness of Sale Order. The Bankruptcy Court shall have entered the Sale Order, 10 days shall have elapsed since such Sale Order was entered (provided, that if the tenth day after such Sale Order is entered is not a Business Day, such period shall be deemed to have elapsed on the first Business Day following such tenth day), and the effectiveness of such Sale Order shall not have been stayed or, if stayed, such stay shall no longer be in effect.

                  (d) No Material Adverse Change. From September 30, 2001 until the Closing Date, no Material Adverse Change shall have occurred.

                  (e) No Litigation. There shall not be any Order, litigation, action or proceeding pending or threatened to be brought before any Governmental Authority seeking to enjoin, restrain or prohibit the transactions contemplated hereby or which, individually or in the aggregate, can reasonably be expected to result in a Material Adverse Change.

                  (f) Compliance With Procedures Order; Notice. Seller shall have complied with all requirements of the Procedures Order, including the notice requirements provided therein.

                  (g) Assumption and Rejection of Contracts. The Contracts designated hereunder for assumption or rejection shall be so assumed or rejected, as the case may be, by final Order of the Bankruptcy Court satisfactory to Buyer.

                  (h) Paper Corp. of the United States. The contract between Paper Corp. of the United States (with which SCI has a supply relationship) and the Bureau of Engraving and Printing shall not have been terminated and shall remain in full force and effect.

                  (i) Permits. Seller shall have all Permits required by any Governmental Authority to own and operate the Acquired Assets in connection with the Business and such Permits shall be valid and enforceable.

                  (j) Buyer Financing. The Buyer Financing shall have been funded by the DIP Lenders in accordance with the terms of the Buyer Financing documents and/or commitment letters referred to in Section 12(a)(ix) hereof.

                  (k) Management Agreements. No member of Sellers' management who has executed a Management Agreement shall have disavowed, canceled or threatened to disavow or cancel such Management Agreement.

                  (l) xpedx Contract. Sellers shall have obtained an order of the Bankruptcy Court prior to the Closing Date approving the proposed contract between xpedx and SCI pursuant to Section 363(b) of the Bankruptcy Code and payment of the prepetition claims of xpedx pursuant to Section 105(a) of the Bankruptcy Code, in a manner substantially consistent with the motion dated December 21, 2001 now on file with the Bankruptcy Court.

11.      CONDITIONS TO SELLERS' OBLIGATION TO EFFECT CLOSING

                  The obligation of Sellers to effect the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Sellers:

                  (a) Representations and Warranties. (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, (ii) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by Buyer on or before the Closing, and (iii) Buyer shall have delivered to Sellers at the Closing certificates, dated the Closing Date, signed by the sole member of Buyer certifying as to compliance with clauses (i) and (ii) above.

                  (b) Effectiveness of Sale Order. The Bankruptcy Court shall have entered the Sale Order, 10 days shall have elapsed since the Sale Order was entered (provided, that if the tenth day after the Sale Order is entered is not a Business Day, such period shall be deemed to have elapsed on the first Business Day following such tenth day), and the effectiveness of the Sale Order shall not have been stayed or, if stayed, such stay shall no longer be in effect.

                  (c) No Litigation. There shall not be any Order, litigation, action or proceeding pending or threatened in writing to be brought before any Governmental Authority seeking to enjoin, restrain or prohibit the transactions contemplated hereby.

12.      TERMINATION; EFFECT OF TERMINATION

                  (a) Termination. This Agreement may be terminated before the Closing occurs only as follows:

                                    (i)      By Buyer or by Sellers, if the
         Closing shall not have occurred for any reason on or before March 27, 2002.

                                    (ii)     By Buyer, if one or more of the
         conditions specified in Section 10 is not satisfied on the Closing Date or such a condition is not reasonably likely to be satisfied prior to the Closing Date.

                                    (iii)    By Buyer, by written notice to
         Sellers on or prior to the Due Diligence Termination Date if Buyer shall not have completed accounting, legal and environmental due diligence concerning Sellers, the Acquired Assets and the Business, including the information contained on the schedules attached hereto, and obtained results satisfactory to it as determined by Buyer in its sole discretion, or Buyer shall have obtained any information showing that the due diligence information previously provided to Buyer by Sellers (including, without limitation, financial projections) is incorrect or incomplete in any material respect or, with respect to financial projections, that there is a material risk that such projections will not be achieved, as determined by Buyer in its sole discretion.

                                    (iv)     By Sellers, if one or more of the
         conditions specified in Section 11 is not satisfied on the Closing Date or such a condition is not reasonably likely to be satisfied prior to the Closing Date.

                                    (v)      By Buyer, if (x) the Procedures
         Order has not been entered by January 22, 2002, (y) the Sale Order has not been entered by March 6, 2002, or if, prior to such date, the Bankruptcy Court approves another transaction involving the sale or other transfer of any of the Acquired Assets to a third party or (z) Buyer is not the winning bidder in the Auction held by March 4, 2002.

                                    (vi)     By Buyer, if the Estimated Net
         Working Capital exceeds the Target Net Working Capital by an amount greater than $350,000, unless Sellers waive in writing their right to the Interim Working Capital Adjustment and the Final Working Capital Adjustment.

                                    (vii)    By Sellers, if the Target Net
         Working Capital exceeds the Estimated Net Working Capital by an amount greater than $350,000, unless Buyer waives in writing its rights to the Interim Working Capital Adjustment and the Final Working Capital Adjustment.

                                    (viii)   By Buyer or Sellers, upon an
         Initial Deposit Repayment.

                                    (ix)     By Buyers, by written notice to
         Sellers on or prior to February 18, 2002, if (x) Buyer shall not have received a binding commitment for the Buyer Financing in form and substance satisfactory to Buyer in its sole discretion or (y) Buyer shall not have entered into Management Agreements satisfactory to Buyer in its sole discretion.

                                    (x)      By the mutual written agreement of
         Buyer and Sellers.

                  (b) Transaction Expenses. Subject to the following sentence, Sellers shall reimburse Buyer for all reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of Buyer's professionals) incurred by Buyer in connection with the preparation and negotiation of this Agreement, the Letter of Intent, all documents to be prepared in connection with the consummation of the transactions contemplated by this Agreement (whether consummated or not), and all of Buyer's other fees and expenses related to the transactions contemplated by this Agreement including, but not limited to, Buyer's due diligence and fees and expenses related to the Buyer Financing; provided, however, that in no event shall the aggregate amount of such reimbursement exceed $300,000 (the "Expense Reimbursement"). The Expense Reimbursement shall constitute an allowed administrative expense claim against Sellers under sections 503 and 507(a) of the Bankruptcy Code, payable, without limitation, from the proceeds of an Alternative Transaction (as defined below) or the assets of Sellers, if and when:

                                    (i)      this Agreement terminates for any
         reason other than a material breach by Buyer of this Agreement;

                                    (ii)     Sellers materially breach any of
         their obligations under this Agreement; or

                                    (iii)    Sellers seek approval of, or the
         Bankruptcy Court approves, any agreement or transaction with a third party for the sale or transfer of all or any portion of the Acquired Assets, directly or indirectly, whether pursuant to a chapter 11 plan for Sellers or under section 363(b) of the Bankruptcy Code, or otherwise enters into any transaction that is materially inconsistent with this Agreement (an "Alternative Transaction").

                  (c) Termination Fee. Sellers shall be required to pay Buyer a termination fee in an amount equal to (x) 3% of the Purchase Price minus
(y) the actual amount of the Expense Reimbursement (the "Termination Fee") upon the consummation of an Alternative Transaction, which obligation shall constitute an allowed administrative expense claim against Sellers under sections 503 and 507(a) of the Bankruptcy Code, payable from the proceeds of an Alternative Transaction; provided, however, that Buyer shall not be entitled to the Termination Fee if Buyer shall have breached its obligations under this Agreement in any material respect or shall have terminated this Agreement pursuant to Section 12(a)(iii), (viii) or (ix).

                  (d) Deposit. If the Closing does not occur or this Agreement is terminated, the Deposit shall be paid in accordance with the Escrow Agreement.

                  (e) No Further Liability. Subject to Sections 12(b), (c) and (d) hereof, if this Agreement is terminated by either or both of Sellers and Buyer pursuant to this Section 12, neither party shall have any further obligation or liability under this Agreement, except that the obligations under
Section 9(e) shall survive and any party that has materially breached this Agreement shall not be relieved of any liability hereunder; provided, however, that in the event that, as a result of a breach of this Agreement by Buyer, this Agreement is terminated by Sellers or the Closing does not occur, Sellers shall be entitled, as their sole and exclusive remedy, to liquidated damages as set forth in Section 3(e).

13.      EMPLOYEES

                  It is Buyer's intention, subject to the due diligence, to make offers of employment to all employees employed by Sellers in connection with the operation of the Business as of the Closing Date. On or prior to the Closing Date, Buyer and Sellers shall give notice to such employees that they will no longer be employees of Sellers, effective as of the Closing Date, and that Buyer is offering such employees employment at compensation similar to their then present salary and wage rates; provided, that nothing herein shall limit the Buyer's right to terminate any such employee or to modify salaries or wage rates following the Closing Date (any employee who commences employment with the Buyer in connection with the transactions contemplated by this Agreement shall hereinafter be referred to as a "Continuing Employee"). Buyer shall cause Continuing Employees to be credited under any "employee benefit plans" (within the meaning of Section 3(3) of ERISA) established by Buyer or to be established by Buyer for employees of the Business generally with months and years of service which they had been credited under Sellers' plan(s) as of the Closing Date, provided, that such service shall only be recognized for purposes of determining eligibility and vesting under such plans and not for benefit accruals or any other purpose.

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                  (a) Survival of Representations and Warranties. The representations and warranties of Sellers and Buyer made pursuant to this Agreement shall survive until 90 days following the Closing Date (the "Survival Termination Date").

                  (b) Indemnification by Sellers. Sellers shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any Loss arising from or in connection with (i) any breach of any of the representations and warranties of Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (ii) any failure by Sellers to perform or comply with any agreement or covenant in this Agreement, and (iii) any liabilities or obligations of Sellers which are not Assumed Obligations. The aggregate liability of Sellers for any such claims under clause (i) shall be limited to, and payable only out of, amounts held under the Post-Closing Escrow Agreement and shall be payable only as and to the extent provided therein. In addition, Buyer shall not be entitled to indemnification by Sellers under
Section 14(b)(i) with respect to any claims until the aggregate Loss suffered by Buyer arising from or in connection with all such claims exceeds $75,000, whereupon Buyer shall be entitled to indemnification hereunder for the amount of such Loss including amounts below $75,000.

                  (c) Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers and shall reimburse Sellers for, any Loss arising from or in connection with (i) any breach of any of the representations and warranties of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (ii) any failure by Buyer to perform or comply with any agreement or covenant in this Agreement, and (iii) the Assumed Obligations. Sellers shall not be entitled to indemnification by Buyer under
Section 14(c)(i) with respect to any claims until the aggregate Loss suffered by Sellers arising from or in connection with all such claims exceeds $75,000, whereupon Sellers shall be entitled to indemnification hereunder for the amount of such Loss including amounts below $75,000.

                  (d)      Procedure for Indemnification with Respect to Direct
Claims.

                                    (i)      In the event that Buyer shall have
         a claim for indemnification by Sellers pursuant to Section 14(b)(i), Buyer shall have until the Survival Termination Date to make such claim against Seller.

                                    (ii)     Buyer shall make any claim for
         indemnification by Sellers under this Section 14 by sending to Sellers and the Post-Closing Escrow Agent a written notice specifying the nature of the claim and the dollar amount of Loss incurred by Buyer for which indemnification is sought. The Post-Closing Escrow Agent shall pay to Buyer in accordance with the Post-Closing Escrow Agreement the amount of the Loss if and to the extent that such amount is determined to be payable in accordance with the Post-Closing Escrow Agreement.

                                    (iii)    In the event that Sellers shall
         have a claim for indemnification by Buyer pursuant to Section 14(c)(i), Seller shall have until the Survival Termination Date to make such claim against Buyer by sending Buyer a written notice specifying the nature of the claim and the dollar amount of loss incurred by Sellers for which indemnification is sought.

                  (e) Procedure for Indemnification with respect to Third Party Claims. Promptly after receipt by an indemnified party under Section 14(b) or (c) of notice of the commencement or assertion of any action or proceeding, demand or claim (each an "Action"), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement or assertion thereof, but the failure so to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party except to the extent the indemnifying party is prejudiced thereby. In case any such Action shall be brought or asserted against an indemnified party and it shall give notice to the indemnifying party of the commencement or assertion thereof, the indemnifying party shall be entitled to participate therein and, at its election, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, provided, that any indemnified party may, at its own expense, retain separate counsel to participate in any defense at its own expense. Notwithstanding the foregoing, in any Action in which both the indemnifying party, on the one hand, and the indemnified party, on the other hand, are, or are reasonably likely to become, a party, the indemnified party shall have the right to employ separate counsel and to control its own defense of such Action if, in the reasonable opinion of counsel to the indemnified party, either (x) one or more defenses are available to the indemnified party that are not available to the indemnifying party or (y) a conflict or potential conflict exists between the indemnifying party, on the one hand, and such indemnified party, on the other hand, that would make such separate representation advisable, and in such case shall reimburse the indemnified party for the fees and expenses of such counsel. If an indemnifying party assumes the defense of such an Action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person by the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an Action may adversely affect it or its affiliates other than as a result of monetary damages or if the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Action, provided, that the indemnifying party shall not be bound by (i) any compromise or settlement thereof unless the indemnifying party has given its prior written consent to such compromise or settlement or (ii) any determination of an Action so defended.

15.      JURISDICTION

                  The parties agree that the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof.


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
16.      MISCELLANEOUS

                  (a) Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other party in accordance herewith). A notice of change of address shall not be deemed given until received by the addressee.

                  If to Buyer, to it at:

                           c/o WR CAPITAL PARTNERS, LLC
                           330 South Street
                           Morristown, NJ 07962
                           Fax No.:  (973) 993-2915
                           Attention:   Jeffrey R. Walsh

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019
                           Fax No.:  (212) 373-2825
                           Attention:   Robert D. Drain, Esq. and
                                        Kenneth M. Schneider, Esq.

                  If to Sellers, to them at:

                           c/o SPINNAKER INDUSTRIES, INC.
                           518 East Water Street
                           Troy, OH 45373
                           Fax No.:  (973) 335-2843
                                           (203) 972-9372
                           Attention:   Louis A. Guzzetti, Jr., Chairman and CEO

                  with a copy to:

                           Kaye Scholer LLP
                           311 South Wacker Drive, Suite 6200
                           Chicago, Illinois 60606
                           Fax No.:  (312) 583-2360
                           Attention:  Michael B. Solow, Esq.
                                             Harold D. Israel, Esq.


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
                  (b) Press Releases; Disclosure. The parties hereto will cooperate in the issuance of any press releases or otherwise in making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Buyer nor any Seller shall issue any press release regarding this Agreement or the transactions contemplated hereby without the other party's prior written consent, which consent shall not be unreasonably withheld. Buyer acknowledges and agrees that Sellers may provide copies of this Agreement and the schedules and exhibits attached hereto to the parties in interest in Sellers' chapter 11 cases, and those parties Sellers determine it is necessary to provide copies to in connection with the Auction or as otherwise necessary in connection with Sellers' chapter 11 cases. Sellers also shall be entitled to file copies of this Agreement and the schedules and exhibits attached hereto with the Bankruptcy Court or as otherwise required by law and shall publish notice of this Agreement and the transactions contemplated hereby in the Wall Street Journal or other similar publication.

                  (c) Definition of Knowledge. As used in this Agreement, with respect to a particular fact or other matter, the phrase "to the knowledge of Sellers," "to the best knowledge of Sellers, "to Sellers' knowledge" or "to Sellers' best knowledge" and any similar phrase shall mean the actual knowledge as of the date of this Agreement of Louis A. Guzzetti, Jr., George E. Fuehrer, Mark J. Wagner, Arthur W. Smith III, Perry J. Schiller, and Kevin W. Ahlfeld.

                  (d) Entire Agreement. This Agreement and the instruments, agreements, exhibits and other documents contemplated hereby supersede all prior discussions and agreements between the parties with respect to the matters contained herein (including, without limitation, the Letter of Intent, but excluding the Confidentiality Agreement between Buyer and Sellers dated October 25, 2001, which shall remain in full force and effect), and this Agreement and the instruments, agreements and other documents contemplated hereby contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

                  (e) Further Assurances. After the Closing, each of the parties hereto shall hereafter, at the reasonable request of the other party hereto, execute and deliver such other instruments of transfer or assumption and further documents and agreements, and do such further acts and things as may be necessary to carry out the provisions of this Agreement.

                  (f) Waiver. Any term or condition of this Agreement may be waived at any time by the party thereto which is entitled to the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same of any other breach on a future occasion.

                  (g) Amendment. Except as otherwise expressly provided herein, this Agreement may be amended only by a writing signed by all the parties hereto.

                  (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (i) Binding Agreement; Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto, without the prior written consent of the other party. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Buyer may, by written notice delivered to Sellers not less than five Business Days prior to the Closing Date, designate one of its affiliates to assume all of the obligations and rights of Buyer hereunder effective as of the Closing Date in a writing reasonably satisfactory to Sellers; upon the effectiveness of such assignment, SC Acquisition, LLC shall be released from liability hereunder. This Agreement is not made for the benefit of any third party (including any non-Seller parties to the Assigned Contracts), and no third party shall be deemed to be a beneficiary hereof.

                  (j) Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof.

                  (k) Headings. The headings in this Agreement are for convenience of reference only and should not be deemed a part of this Agreement.

                  (l) Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall pay their own fees and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same.

                  (m) Liability of Members, Officers, Directors of Buyer. No member, officer, or director of Buyer shall have any liability whatsoever for the obligations of Buyer under this Agreement.



                            [Signatures on Next Page]







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
                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.


                                             SELLERS:

                                             SPINNAKER INDUSTRIES, INC.


                                             By:      __________________________
                                             Name:
                                             Title:


                                             SPINNAKER COATING, INC.


                                             By:      __________________________
                                             Name:
                                             Title:


                                             SPINNAKER COATING-MAINE, INC.


                                             By:      __________________________
                                             Name:
                                             Title:


                                             BUYER:

                                             SP ACQUISITION, LLC


                                             By:      __________________________
                                             Name:
                                             Title:





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